                                                                     Exhibit 4.3

                                   ----------

                              GOVERNANCE AGREEMENT

                                  BY AND AMONG

                          BROOKDALE SENIOR LIVING INC.,

                       FORTRESS BROOKDALE ACQUISITION LLC,

                          FORTRESS INVESTMENT TRUST II

                                       and

                                 HEALTH PARTNERS

                                   ----------

                         Dated as of September 30, 2005
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
ARTICLE I DEFINITIONS......................................................    1
Section 1.1 Defined Terms..................................................    1

ARTICLE II TRANSFER RESTRICTIONS...........................................    9
Section 2.1 Restrictions on Transfer.......................................    9
Section 2.2 Binding Effect on Transferees..................................    9
Section 2.3 Additional Purchases...........................................   10
Section 2.4 Legend.........................................................   10

ARTICLE III CORPORATE GOVERNANCE...........................................   10
Section 3.1 Board of Directors.............................................   10

ARTICLE IV BUY/SELL RIGHT..................................................   11
Section 4.1 Buy/Sell Rights................................................   11
Section 4.2 Delivery of Notice.............................................   11
Section 4.3 Contents of Notice.............................................   11
Section 4.4 Election.......................................................   12
Section 4.5 Closing........................................................   12
Section 4.6 Failure to Purchase Securities.................................   13
Section 4.7 No Restrictions or Encumbrances................................   13
Section 4.8 Company Securities of Emeritus and NW Select...................   13
Section 4.9 Termination of Buy/Sell Right..................................   13

ARTICLE V TAG-ALONG; DRAG-ALONG RIGHTS; RIGHT OF FIRST OFFER...............   13
Section 5.1 Tag-Along Rights...............................................   13
Section 5.2 Drag-Along Rights..............................................   15
Section 5.3 Right of First Offer...........................................   16

ARTICLE VI REPRESENTATIONS OF EACH STOCKHOLDER.............................   18
Section 6.1 Due Organization, Authorization................................   18
Section 6.2 Enforceability, Etc............................................   18
Section 6.3 No Conflicts...................................................   19
Section 6.4 Governmental Approvals.........................................   19
Section 6.5 Litigation.....................................................   19
ARTICLE VII INDEMNIFICATION................................................   19
Section 7.1 Indemnity......................................................   19
Section 7.2 Indemnity for Actions by or in Right of the Company............   20


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
Section 7.3 Indemnity if Successful........................................   20
Section 7.4 Expenses.......................................................   20
Section 7.5 Advance Payment of Expenses....................................   20
Section 7.6 Other Arrangements.............................................   20
Section 7.7 Additional Expenses............................................   21

ARTICLE VIII MISCELLANEOUS.................................................   22
Section 8.1 Headings.......................................................   22
Section 8.2 Entire Agreement...............................................   22
Section 8.3 Further Actions; Cooperation...................................   22
Section 8.4 Notices........................................................   22
Section 8.5 Applicable Law.................................................   24
Section 8.6 Severability...................................................   24
Section 8.7 Successors and Assigns.........................................   24
Section 8.8 Amendments.....................................................   24
Section 8.9 Waiver.........................................................   24
Section 8.10 Counterparts..................................................   24
Section 8.11 SUBMISSION TO JURISDICTION....................................   25
Section 8.12 Injunctive Relief.............................................   25
Section 8.13 Recapitalizations, Exchanges, Etc. Affecting the shares
                of Common Stock; New Issuances.............................   25
Section 8.14 Other Ventures................................................   25
Section 8.15 Termination...................................................   26

Schedule A - Terms of Initial Public Offering


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
          THIS GOVERNANCE AGREEMENT (this "Agreement") is made as of September 30, 2005, by and among Brookdale Senior Living Inc., a Delaware corporation (the "Company"), Fortress Brookdale Acquisition LLC, a Delaware limited liability company ("FBA"), Fortress Investment Trust II, a Delaware business trust ("FIT"), and Health Partners, a Bermuda exempted partnership ("HP"). FBA, FIT and HP are referred to herein individually as an "Initial Stockholder" and collectively referred to herein as the "Initial Stockholders." Certain capitalized terms used in this Agreement are defined in Article I. Unless otherwise indicated, references to articles and sections shall be to articles and sections of this Agreement.

          WHEREAS, each of the Initial Stockholders and the Company have entered into the Conveyance Agreement, dated as of the date hereof (the "Conveyance Agreement"), pursuant to which (i) the Company has issued shares of Common Stock (as hereinafter defined) to FBA pursuant to the merger of Brookdale Living Communities Inc. and a wholly-owned subsidiary of the Company, (ii) HP has exchanged its membership interests in FBA for shares of Common Stock, (iii) FIT has received beneficial ownership of shares of Common Stock pursuant to the mergers of each of FEBC-ALT Investors LLC and Fortress CCRC Acquisition LLC into wholly-owned subsidiaries of the Company, and (iv) HP has consented to the Initial Public Offering (as defined below);

          WHEREAS, the Stockholders (as hereinafter defined) deem it in their best interests and in the best interests of the Company to provide for certain arrangements with respect to the management of the Company during the period commencing on the date hereof and prior to the consummation of the Initial Public Offering and desire to enter into this Agreement in order to effectuate such purpose and to set forth certain of their respective rights and obligations in connection with their investment in the Company.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements set forth herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I

                                   DEFINITIONS

          Section 1.1 Defined Terms. For purposes of this Agreement, the following terms shall have the following meanings:

               (a) "Affiliate" shall have the meaning set forth in Rule 12b-2 promulgated under the Exchange Act; provided that no Stockholder shall be deemed an Affiliate of any other Stockholder solely by reason of any investment in the Company.

               (b) "Alterra Stock Plan" shall have the meaning assigned to it in the Conveyance Agreement.
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               (c) "Annual Business Plan" means the annual business plan of the
Company approved by the Board in accordance with the provisions of Section 3.1(b) hereof.

               (d) "Approved Sale" shall have the meaning assigned to it in
Section 5.2(a).

               (e) "Bankruptcy" means, with respect to any Person, a "Voluntary Bankruptcy" or an "Involuntary Bankruptcy". A "Voluntary Bankruptcy" shall mean, with respect to any Person, (i) an admission in writing by such Person of its inability to pay its debts generally or a general assignment by such Person for the benefit of creditors, (ii) the filing of any petition or answer by such Person seeking to adjudicate it a bankrupt or insolvent or seeking for itself any liquidation, winding up, reorganization, arrangement, adjustment, protection, relief or composition of such Person or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking, consenting to or acquiescing in the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for such Person or for any substantial part of its property, or (iii) corporate action taken by such Person to authorize any of the actions set forth above. An "Involuntary Bankruptcy" shall mean, with respect to any Person, without the consent or acquiescence of such Person, the entering of an order for relief or approving a petition for relief or reorganization or any other petition seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or other similar relief under any present or future bankruptcy, insolvency or similar statute, law or regulation or the filing of any such petition against such Person which petition shall not be dismissed within ninety
(90) Business Days or, without the consent or acquiescence of such Person, the entering of an order appointing a trustee, custodian, receiver or liquidator of such Person or of all or any substantial part of the property of such Person which order shall not be dismissed within sixty (60) Business Days.

               (f) A Person shall be deemed to "Beneficially Own" securities if such Person is deemed to be a "beneficial owner" within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act as in effect on the date of this Agreement.

               (g) "Board" shall have the meaning assigned to it in Section 3.1(a).

               (h) "Brookdale" means Brookdale Living Communities, Inc., a Delaware corporation.

               (i) "Business Day" means any day other than a Saturday, Sunday or any other day on which banks in the City of New York are required or permitted to be closed.

               (j) "Buy/Sell Event" means an event triggered by an irreconcilable dispute concerning a Major Decision, which shall be deemed to exist on the tenth day following receipt by the Company and the Initial Stockholders of a written


                                       2
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notice setting forth the sending Initial Stockholder's good faith basis for believing there is an irreconcilable dispute with respect to a Major Decision. A Buy/Sell Event may only be initiated by an Initial Stockholder.

               (k) "Buy/Sell Notice" shall have the meaning assigned to it in
Section 4.2.

               (l) "Buy/Sell Price" shall have the meaning assigned to it in
Section 4.3.

               (m) "Buy/Sell Right" shall have the meaning assigned to it in
Section 4.1.

               (n) "Common Stock" shall mean the Company's common stock, par value $0.01 per share and any and all securities of any kind whatsoever of the Company which may be issued and outstanding on or after the date hereof in respect of, in exchange for, or upon conversion of shares of Common Stock pursuant to a merger, consolidation, stock split, stock dividend, recapitalization of the Company or otherwise.

               (o) "Company" shall have the meaning assigned to it in the introductory paragraph to this Agreement.

               (p) "Company Securities" shall mean (i) any Common Stock and (ii) any other securities of the Company entitled to vote generally in the election of directors of the Company.

               (q) "Conveyance Agreement" shall have the meaning assigned to it in the recitals.

               (r) "DGCL" means the Delaware General Corporation Law, as amended and in effect from time to time.

               (s) "Director" shall have the meaning assigned to it in Section 3.1(a).

               (t) "Employee Stock Plan" shall have the meaning assigned to it in the Conveyance Agreement.

               (u) "FIG Advisors" shall mean FIG Advisors LLC, a Delaware limited liability company, or any other Person designated as "FIG Advisors" by Fortress Investment Group LLC in a written notice to the Stockholders.

               (v) "Fortress Stockholders" shall mean collectively (i) FBA, (ii) FIT, (iii) FIT-ALT Investor LLC and (iv) each of their respective Permitted Transferees who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof or Permitted Transferee thereof who is entitled to enforce the provisions of this Agreement in accordance with the terms hereof.


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
               (w) "HP Stockholders" shall mean (i) HP and (ii) each of its Permitted Transferees who becomes a party to or bound by the provisions of this Agreement in accordance with the terms hereof or Permitted Transferee thereof who is entitled to enforce the provisions of this Agreement in accordance with the terms hereof.

               (x) "Initial Public Offering" shall mean the initial public offering of Common Stock pursuant to an effective registration statement under the Securities Act on the terms set forth on Schedule A hereto.

               (y) "Liens" mean any and all liens, mortgages, pledges, claims, rights, charges, security interests or other restrictions or encumbrances.

               (z) "Major Decision" means the following actions of the Company, whether action with respect to such matters is taken directly on behalf of the Company or indirectly on behalf of any Subsidiary:

                    (i) to add to or increase the capital of the Company or to issue equity securities of the Company to any Person (other than pursuant to executive compensation and employee benefit programs);

                    (ii) to do anything that would cause a stockholder of the Company, or require any stockholder of the Company, to repurchase, prepay or incur any Indebtedness or guarantee or otherwise become personally liable for any Indebtedness incurred by the Company, without the prior consent of such stockholder

                    (iii) to sell, exchange, finance, refinance, convey or otherwise dispose of any asset, business, investment, property or project directly or indirectly owned by the Company or any Subsidiary (including, without limitation, Brookdale), including, without limitation, permitting any Subsidiary (including, without limitation, Brookdale) of the Company to cancel, terminate or otherwise materially modify any existing management agreement;

                    (iv) to merge or to consolidate the Company or Brookdale with, or sell substantially all of the Company's or Brookdale's assets to, any other Person, other than a merger of the Company, or a Subsidiary of the Company, with or into Brookdale;

                    (v) to amend this Agreement, as set forth in Section 8.8 hereof, or to amend the Company's certificate of incorporation or bylaws;

                    (vi) acquire any interest in real or personal property;

                    (vii) confess a judgment against the Company or any Subsidiary (including, without limitation, Brookdale) in an amount in excess of $200,000;

                    (viii) to commence a Voluntary Bankruptcy or to decide not to contest an Involuntary Bankruptcy;

                    (ix) the sale, dissemination, licensing, or the granting of any right to use, to third parties, of any trade secrets, customer lists or other intellectual property of the Company or Brookdale and the decision not to seek enforcement of a violation of the intellectual property rights of the Company or Brookdale (e.g., a trademark infringement);

                    (x) approval of executive compensation and employee benefit programs;

                    (xi) to enter into, amend, extend or waive material contracts (other than those agreements contemplated by the Conveyance Agreement);

                    (xii) capital expenditures made by the Company in excess of $1,000,000;

                    (xiii) to undertake an initial public offering of Common Stock or other Company Securities or any equity interests in any Subsidiary (including, without limitation, Brookdale) or securities of any Person into which the Company is proposed to be merged or consolidated in contemplation of such an initial public offering, other than the Initial Public Offering;

                    (xiv) to approve each Annual Business Plan and any changes to any Annual Business Plan;

                    (xv) to authorize and approve the dissolution of the Company;

                    (xvi) appointment or removal of officers of the Company; and

                    (xvii) all transactions or agreements between the Company and its Subsidiaries and any stockholders of the Company or their respective Affiliates;

provided, however, that the following shall not be deemed a "Major Decision" and shall not require the consent of the Director: (i) the Initial Public Offering (however any sale by (A) FBA, (B) FIT, (C) FIT-ALT, (D) the respective Affiliates of FBA and FIT, or (E) any member of the management of the Company in the Initial Public Offering shall be deemed a "Major Decision"), (ii) any issuance of securities pursuant to the Alterra Stock Plan or the Employee Stock Plan and the execution of any employment agreements related thereto, (iii) the acquisition by the Company, a Subsidiary thereof, or a joint venture in which the Company or a Subsidiary thereof may participate, of all or part of a portfolio of properties known as the AEW Senior Housing Portfolio, whether by acquisition of leasehold interests therein or by purchase of the property directly or of all the equity interests of such properties' direct owners, or some combination thereof, and whether for cash or for Common Stock, (iv) the acquisition by the Company or a Subsidiary thereof of the property known as Orlando Madison House and Ivy Court located in Orlando, Florida, whether by purchase of the property directly or of all the equity interests of such properties' direct owners and whether for cash or for Common

Stock, (v) the acquisition of the six properties currently subject to leases between Omega Healthcare Investors, Inc. and Alterra Healthcare Corporation or a Subsidiary thereof, whether by purchase of the property directly or of all the equity interests of such properties' direct owners and whether for cash or for Common Stock, (vi) capital expenditures, in an amount not to exceed $10,000,000, made by the Company or a Subsidiary thereof with respect to the properties acquired by Fortress CCRC Acquisition LLC, (vii) capital expenditures, in an amount not to exceed $3,500,000, made by the Company or a Subsidiary thereof with respect to the property known as Canterbury Gardens; (viii) the execution of a credit agreement, line of credit or similar agreement on the terms set forth in Schedule B (the "Company Credit Agreement") pursuant to which the Company may borrow money thereunder (including any related pledge agreements or security agreements securing such borrowings with a pledge of Common Stock by HP and affiliates of Fortress Investment Group LLC; provided, however, that it shall be deemed a "Major Decision" if either the percentage of Common Stock owned by HP required to be so pledged exceeds the percentage of Common Stock owned by the affiliates of Fortress Investment Group LLC required to be pledged or if the terms of the pledge of Common Stock by HP are different, in any material respect, than the terms of the pledge of stock by the affiliates of Fortress Investment Group LLC); (ix) the execution of a Purchase and Sale Agreement by and between American Senior Living Limited Partnership and Alterra Healthcare Corporation relating to the purchase of 22 properties; (x) the implementation of an omnibus equity incentive plan by the Company providing for the issuance of stock options, stock appreciation rights, restricted shares, deferred shares, performance shares, unrestricted shares and other stock-based awards and the issuance of awards for Common Stock thereunder having a fair market value of up to $11,000,000.

               (aa) "Notice of Exercise" shall have the meaning assigned to it in Section 4.7(b).

               (bb) "Notified Party" shall have the meaning assigned to it in
Section 4.2.

               (cc) "Notifying Party" shall have the meaning assigned to it in
Section 4.2.

               (dd) "Offer Price" shall have the meaning assigned to it in
Section 4.7(a).

               (ee) "Offer to Purchase" shall have the meaning assigned to it in
Section 8.13.

               (ff) "Offered Securities" shall have the meaning assigned to it in Section 4.7.

               (gg) "Organizational Documents" means the certificate of incorporation (and any amendments or certificates of designation related thereto) and bylaws of the Company, each as amended and in effect from time to time.

               (hh) "Other Stockholders" shall have the meaning assigned to it in Section 5.1(a).

               (ii) "Participating Stockholders" shall have the meaning assigned to it in Section 5.1(b).

               (jj) "Permitted Transferee" shall mean, with respect to each Stockholder, (i) any other Stockholder, (ii) such Stockholder's Affiliates and
(iii) in the case of any Stockholder, (A) any general or limited partner or member of such Stockholder, (B) any corporation, partnership, limited liability company or other entity that is an Affiliate of such Stockholder or any general or limited partner of such Stockholder (collectively, "Stockholder Affiliates"),
(C) any investment funds managed directly or indirectly by such Stockholder or any Stockholder Affiliates (a "Stockholder Fund"), (D) any general or limited partner of any Stockholder Fund, (E) any managing director, general partner, director, limited partner, officer or employee of any Stockholder Affiliate, or any spouse, lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of any of the foregoing persons described in this clause (E) (collectively, "Stockholder Associates") or (F) any trust, the beneficiaries of which, or any corporation, limited liability company or partnership, the stockholders, members or general or limited partners of which consist solely of any one or more of such Stockholder, any general or limited partner of such Stockholder, any Stockholder Affiliates, any Stockholder Fund, any Stockholder Associates, their spouses or their lineal descendants.

               (kk) "Person" shall mean any individual, firm, corporation, partnership, limited liability company or other entity, and shall include any successor (by merger or otherwise) of such entity.

               (ll) "Pro Rata Share" shall mean the ratio of (x) the number of shares of Common Stock then held by a Person to (y) the total number of shares of Common Stock then outstanding.

               (mm) "Proposed Transfer" shall have the meaning assigned to it in
Section 4.7(a).

               (nn) "Proposing Stockholder" shall have the meaning assigned to it in Section 4.7(a).

               (oo) "Purchase Election" shall have the meaning assigned to it in
Section 4.4(a).

               (pp) "Remaining Stockholders" shall have the meaning assigned to it in Section 4.7(a).

               (qq) "Response Period" shall have the meaning assigned to it in
Section 4.4(a).

               (rr) "Sale Election" shall have the meaning assigned to it in
Section 4.4(a).

               (ss) "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

               (tt) "Stockholders" shall mean collectively (i) the Fortress Stockholders and (ii) the HP Stockholders.

               (uu) "Subsidiaries" of a Person means all other Persons in which the first Person owns, directly or indirectly, not less than a majority of the equity interests.

               (vv) "Tag-Along Notice " shall have the meaning assigned to it in
Section 5.1(b).

               (ww) "Tag-Along Notice Period" shall have the meaning assigned to it in Section 5.1(b).

               (xx) "Third Party" shall mean any Person other than a Permitted Transferee.

               (yy) "Third Party Offer" shall have the meaning assigned to it in
Section 5.1(a).

               (zz) "Third Party Notice" shall have the meaning assigned to it in Section 5.1(a).

               (aaa) "Transfer" shall mean, with respect to any Company Securities, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Company Securities or any participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing (other than in connection with the Company Credit Agreement) and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Company Securities or any participation or interest therein or any agreement or commitment to do any of the foregoing (other than in connection with the Company Credit Agreement). For the avoidance of doubt, any transfer by Fortress Registered Investment Trust or its Affiliates of its or their ownership interests in FBA shall be deemed a Transfer of Company Securities for purposes of this Agreement.

               (bbb) "Transferring Stockholder" shall have the meaning assigned to it in Section 5.1(a).

               (ccc) "Voting Power of the Company" shall mean the total number of votes that may be cast in the election of directors of the Company if all Company Securities were present and voted at a meeting held for such purpose.

                                   ARTICLE II

                              TRANSFER RESTRICTIONS

          Section 2.1 Restrictions on Transfer.

               (a) No Stockholder, nor any assignee or successor in interest of any Stockholder, including a Permitted Transferee, shall (voluntarily or involuntarily) directly or indirectly, Transfer its Company Securities or any economic benefit therein (including a Transfer pursuant to a foreclosure sale of any of the assets of a Stockholder), or in any part thereof without the prior written consent of the Board (which may be withheld for any or no reason) except to a Permitted Transferee and except as provided in Articles IV and V hereof. Subject to the other restrictions on Transfers contained herein, any Stockholder intending to Transfer its Company Securities under this Agreement may Transfer any of its Company Securities equal to the number of shares thereof that represent 20% of such Stockholder's Company Securities (or if such Stockholder shall acquire additional Company Securities, 20% of such higher number of Company Securities). Any Stockholder intending to Transfer in excess of 20% of its Company Securities shall Transfer 100% of its remaining Company Securities. Notwithstanding anything to the contrary in this Agreement, the rights of a Stockholder pursuant to Section 3.1 hereunder, including, if applicable, the right to approve Major Decisions, to designate a director to the Board, and to appoint individuals to serve on committees of the Board, shall not be transferred to any transferee other than a Permitted Transferee; provided, however, that if the Initial Public Offering has not occurred by December 31, 2005, a Stockholder may transfer such rights to a single transferee acquiring 50% or more of such Stockholder's Company Securities.

               (b) Any transferee of Company Securities shall be deemed a Stockholder upon: (i) the transferee agreeing to be bound by all the terms and conditions of this Agreement as then in effect; (ii) compliance with applicable federal and state securities laws; and (iii) receipt of any necessary regulatory approvals. Unless and until a transferee is deemed to be a Stockholder, the transferee shall have no right to exercise any of the powers, rights and privileges hereunder. A Stockholder who has Transferred its Company Securities shall cease to be a Stockholder upon Transfer of all of such Stockholder's Company Securities and thereafter shall have no powers, rights and privileges as a Stockholder hereunder except as otherwise expressly provided herein.

          Section 2.2 Binding Effect on Transferees.

               (a) Any purported Transfer of Company Securities or any economic interest therein not in compliance with Section 2.1 and Articles IV or V, where applicable, hereof shall be null and void ab initio, regardless of any notice provided to the Company, and shall not create any obligation or liability of the Company to the purported transferee, and any Person purportedly acquiring any Company Securities or any economic interest therein purportedly transferred not in compliance with Section
2.1 and Articles IV or V, where applicable, hereof shall not be a Stockholder.

               (b) In the case of an attempted Transfer of any Company Securities or any economic benefit therein that is not in compliance with
Section 2.1 and Articles IV or V, where applicable,, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Company, the Board and the other Stockholders from all cost, liability and damage that any of such indemnified persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such Transfer or attempted Transfer and the enforcement of this indemnity.

          Section 2.3 Additional Purchases. Any Company Securities owned by a Stockholder on or after the date of this Agreement shall be subject to the terms and conditions of this Agreement.

          Section 2.4 Legend. Each certificate representing Company Securities shall be stamped or otherwise imprinted with a legend in substantially the following form:

          "The shares represented by this certificate are subject to the provisions contained in the Governance Agreement dated as of September 30, 2005 among the stockholders of the Corporation named therein."

                                   ARTICLE III

                              CORPORATE GOVERNANCE

          Section 3.1 Board of Directors.

               (a) For so long as this Agreement is in effect, each of the Stockholders shall vote or cause to be voted all of the Company Securities held of record or Beneficially Owned by such Stockholder and take all other reasonably necessary action so as to elect to the board of directors of the Company (the "Board"), and to continue in office one director designated by HP (the "Director"). In addition, so long as a HP has the right to designate the Director, the Company shall cause any executive committee, compensation committee, audit committee, nominating committee or other similar committee of the Board (including any committee performing the functions usually reserved for the committees described above) to include such Director. The Stockholders shall cause the Company to take all necessary or desirable action within its control to give effect to the provisions of this Article III.

               (b) The Director shall serve until voluntary resignation or retirement, or removal with or without cause by HP. Approval of Major Decisions shall require the approval of the Director. Any other matters required to be submitted by law or otherwise for vote or action by the Board shall require the approval of a majority of the Board.

               (c) If HP notifies the other Stockholders of its desire to remove, with or without cause, the Director previously designated by it, each Stockholder shall vote or cause to be voted all of the shares of Company Securities held or record or beneficially owned by such Stockholder and take all other necessary actions to cause the removal of any director designated by HP, as the case may be, pursuant to this Section 3.1(c).

               (d) In the event that any designee of HP shall for any reason cease to serve as a member of the Board during his term of office, the resulting vacancy on the Board will be filled by an individual designated by HP and each of the Stockholders shall vote or cause to be voted all of the Company Securities held of record or beneficially by such Stockholder and take all other reasonably necessary action so as to effect the purpose of this Section 3.1(d). Any vacancies other than as contemplated by this Section 3.1(d) shall be filled by a majority vote of the Board.

               (e) If at any time HP shall no longer be entitled pursuant to this Section 3.1 to designate a Director, within 2 days thereafter, HP shall cause the Director designated by it to resign from the Board. Any vacancies created by a resignation required by this Section 3.1(e) shall be filled by a majority vote of the Board.

                                   ARTICLE IV

                                 BUY/SELL RIGHT

          Section 4.1 Buy/Sell Rights. Upon the occurrence of a Buy/Sell Event, FIT, on the one hand, and HP, on the other hand, shall have the right (each, a "Buy/Sell Right") to buy all of the Company Securities held directly or indirectly by the Fortress Stockholders or the HP Stockholders, as applicable, or to cause to be sold all of the Company Securities held directly or indirectly by the Fortress Stockholders or the HP Stockholders, as applicable, to such other party. The Buy/Sell Right shall be exercised in accordance with the provisions of this Article IV.

          Section 4.2 Delivery of Notice. Upon the occurrence of a Buy/Sell Event in connection with an irreconcilable dispute concerning a Major Decision, FIT or HP shall notify the other (the Initial Stockholder first giving notice pursuant to this Section 4.2 is referred to hereinafter as a "Notifying Party", and the other Stockholder so receiving notice from the Notifying Party is referred to hereinafter as the "Notified Party") in writing, with a copy to the Board, that it intends to exercise the Buy/Sell Right (each, a "Buy/Sell Notice"). Once the Notifying Party delivers the Buy/Sell Notice, the Notified Party may not exercise its Buy/Sell Right until the procedure established in this Article IV is concluded with respect to such Buy/Sell Notice or until the Notifying Party breaches any provision established in this Article IV.

          Section 4.3 Contents of Notice. The Buy/Sell Notice shall contain an unconditional promise by the Notifying Party, at the election of the Notified Party, to either (i) sell all of its Company Securities and the Company Securities of the other Fortress Stockholders or the other HP Stockholders, as applicable, to the Notified Party, or (ii) acquire all of the Company Securities of the Notified Party and the other Fortress Stockholders or the other HP Stockholders, as applicable, in either case at a cash price for the Company Securities stated in the Buy/Sell Notice (collectively, the "Buy/Sell Price")) and within the time periods specified in this Article IV. The Buy/Sell Price shall be a cash dollar price per Company Security based on the value of all of the Company's equity securities outstanding on the date of the Buy/Sell Notice, without any reductions made thereto.

          Section 4.4 Election

               (a) Within fifteen (15) days after receipt of the Buy/Sell Notice by the Notified Party (each, a "Response Period"), the Notified Party shall notify the Board of the Notified Party's election to either: (i) accept the Notifying Party's offer to purchase the Notified Party's and the other Fortress Stockholders' or the other HP Stockholders', as applicable, Company Securities at the Buy/Sell Price (each, a "Sale Election"), or (ii) accept the Notifying Party's offer to sell all of its and the other Fortress Stockholders' and the other HP Stockholders' Company Securities at the Buy/Sell Price (each, a "Purchase Election").

               (b) Within two (2) Business Days from the earlier of the expiration of the Response Period or receipt by the Board of the election of the Notified Party contemplated to be delivered by Section 4.3, the Board shall send a written notice to all Stockholders, informing them with respect to the Notified Party whether it made a Sale Election or a Purchase Election.

               (c) If the Notified Party fails to notify the Board within the Response Period it shall be deemed to have made a Sale Election.

               (d) If the Notified Party makes a Purchase Election, then the Notified Party shall purchase all of the Company Securities of the Notifying Party and the other Fortress Stockholders or the other HP Stockholders, as applicable, at the Buy/Sell Price.

               (e) If the Notified Party makes a Sale Election, then the Notifying Party shall purchase for cash at the Buy/Sell Price the Notified Party's and the other Fortress Stockholders' or the other HP Stockholders', as applicable, Company Securities.

          Section 4.5 Closing. The closing on any Transfer of Company Securities pursuant to this Article IV shall occur on or prior to the date which is forty five (45) days after the date on which the notice described in Section 4.4(b) is mailed and each of the parties agrees to execute all documents and do all things necessary to close the Transfer.

          Section 4.6 Failure to Purchase Securities. (i) If the Notified Party fails to purchase the Company Securities pursuant to the exercise of a Purchase Election at the closing in accordance with Section 4.5, then the Notifying Party shall have the right, for a period of thirty (30) days from the date originally scheduled for the closing pursuant to Section 4.5 to purchase the Notified Party's and the other Fortress Stockholders' or other HP Stockholders', as applicable, Company Securities at a cash price equal to 80% of the Buy/Sell Price; and (ii) if the Notifying Party fails to purchase the Company Securities pursuant to the exercise of a Sale Election at the closing in accordance with
Section 4.5, then the Notified Party shall have the right, for a period of thirty (30) days from the date originally scheduled for the closing pursuant to
Section 4.5, to purchase the Notifying Party's and the other Fortress Stockholders' or other HP Stockholders', as applicable, Company Securities at a cash price equal to 80% of the Buy/Sell Price.

          Section 4.7 No Restrictions or Encumbrances. Any Company Securities transferred pursuant to this Article IV shall be transferred free and clear of any and all liens, mortgages, pledges, interests or other restrictions or encumbrances.

          Section 4.8 Company Securities of Emeritus and NW Select. In the event that HP elects or is required to purchase Company Securities pursuant to this
Article IV, (i) HP shall simultaneously purchase all Company Securities held by Emeritus Corporation and NW Select LLC or their respective Permitted Transferees at a cash dollar price per Company Security equal to the Buy/Sell Price and in accordance with the other terms of this Article IV and (ii) the Fortress Stockholders shall cause Emeritus Corporation, NW Select LLC and their respective Permitted Transferees to sell such Company Securities in accordance with the terms of this Article IV. As used in this Section 4.8 only, the term "Permitted Transferees" shall have the meaning assigned to it in the Stockholders and Voting Agreement, dated the date hereof, between FIT-ALT Investor LLC, Emeritus Corporation and NW Select LLC.

          Section 4.9 Termination of Buy/Sell Right. The provisions of this
Article IV shall terminate and be of no further force and effect upon the declaration by the Securities and Exchange Commission of the effectiveness of the registration statement filed by the Company with respect to Initial Public Offering.

                                    ARTICLE V

               TAG-ALONG; DRAG-ALONG RIGHTS; RIGHT OF FIRST OFFER

          Section 5.1 Tag-Along Rights

               (a) Subject to compliance with Section 5.3, and except for Transfers to (i) Permitted Transferees and (ii) Transfers permitted by the express terms of Article IV and Section 5.2, if a Stockholder (each a "Transferring Stockholder") intends to Transfer any or all of the Company Securities then owned by or in the name of such Transferring Stockholder to a Third Party (each, a "Third Party Offer"), the Transferring Stockholder shall promptly, acting in good faith (A) cause the Third Party Offer to be reduced to writing, which shall identify the Third Party, the Company Securities proposed to be transferred to the Third Party by the Transferring Stockholder, the price to be paid in cash by the Third Party and all other material terms and conditions of the Third Party Offer and (B) provide written notice (the "Third Party Notice") of such Third Party Offer to each of the Stockholders (the Stockholders receiving a Third Party Notice pursuant to this sentence being collectively referred to herein as the "Other Stockholders"), which Third Party Notice shall (x) contain an offer by such Third Party to purchase or otherwise acquire from each Other Stockholder such Other Stockholder's Company Securities (to the extent such Third Party Offer shall be allocable to such Other Stockholder pursuant to Section 5.1(c) hereof) on the same terms and conditions as the Third Party Offer (except that the only representation and warranty that such Other Stockholder shall be required to make in connection with any such Transfer is a warranty with respect to his or its own ownership of the Company Securities to be sold by him or it and his or its ability to convey title thereto free and clear of any and all Liens), (y) be accompanied by a true and correct copy of the Third Party Offer and (z) specify the total number of Company Securities then owned by the Transferring Stockholder.

               (b) Each Other Stockholder desiring to accept the offer (each, a "Participating Stockholder") set forth in the Third Party Notice shall, within ten (10) Business Days after the date the Third Party Notice is received by such Other Stockholder (as such period may be extended pursuant to Section 5.1(d) hereof, (each, a "Tag-Along Notice Period"), deliver a written notice to the Transferring Stockholder (each, a "Tag-Along Notice"), which notice shall (i) specify the number of Company Securities which such Participating Stockholder wishes to Transfer pursuant to the Third Party Offer and the Company Securities then owned by such Participating Stockholder and (ii) constitute a firm acceptance by such Other Stockholder of the Third Party Offer, except as otherwise provided in Sections 5.1(c) and (d) hereof.

               (c) If one or more Other Stockholders give the Transferring Stockholder a timely Tag-Along Notice, then the Transferring Stockholder shall use all reasonable efforts to cause the Third Party to agree to acquire all Company Securities identified in all Tag-Along Notices that are timely given to the Transferring Stockholder, upon the same terms and conditions as are applicable to the Transferring Stockholder's Company Securities. If such Third Party is unwilling or unable to acquire all of such additional Company Securities upon such terms, then the Transferring Stockholder may elect to either cancel such proposed Transfer or allocate the maximum Company Securities that such Third Party is willing to purchase among the Transferring Stockholder and the Participating Stockholders, with (i) each Participating Stockholder permitted to sell Company Securities corresponding to the product of (x) their Pro Rata Share and (y) the maximum Company Securities that such Third Party is willing to purchase and (ii) the Transferring Stockholder permitted to sell Company Securities equal to the remaining Company Securities that such Third Party is willing to purchase.

               (d) In the event that the terms and conditions of any Third Party Offer shall be modified in any way prior to the consummation of the respective Transfers of Company Securities contemplated by such Third Party Offer, the Transferring Stockholder shall send a copy of the amended Third Party Offer to each of the

Participating or Other Stockholders. Any Other Stockholder desiring to Transfer Company Securities pursuant to the amended Third Party Offer, or any Participating Stockholder desiring to amend or withdraw its Tag-Along Notice may do so by delivering notice within three (3) Business Days after receipt of such amended Third Party Offer to the Transferring Stockholder. If such notice is not timely delivered, such Other Stockholder shall be deemed to have elected not to participate in the Third Party Offer, or such Participating Stockholder, as the case may be, shall be deemed to have elected to participate in such Third Party Offer under the same terms and conditions that such Participating Stockholder shall have originally elected to Transfer its Company Securities.

               (e) Within three (3) Business Days after the termination of the Tag-Along Notice Period (including any extension thereof) with respect to any Third Party Offer, the Transferring Stockholder, after review of the Tag-Along Notices received, and notices of withdrawal, if any, shall give written notice to each Participating Stockholder of (A) such Participating Stockholder's Company Securities to be purchased pursuant to the Third Party Offer, showing the basis for the calculation thereof, and (B) the time and place of the closing, which shall occur not fewer than two (2) Business Days and not more than fifteen (15) Business Days from the date such notice is given. At the closing, each Participating Stockholder shall, and hereby covenants to, Transfer such Participating Stockholder's Company Securities to be sold to such Third Party free and clear of any and all Liens against payment of the purchase price for such Company Securities. If any Participating Stockholder fails to deliver any Company Securities to the Third Party, each of the other Participating Stockholders (and the Transferring Stockholder) shall be entitled to increase the Company Securities that it may Transfer in connection with the Third Party Offer by allocating such Participating Stockholder's Company Securities in the manner set forth in Section 5.1(c). If such Third Party does not purchase such Company Securities from all Participating Stockholders on the same terms and conditions applicable to the Transferring Stockholder, then the entire proposed Transfer by the Transferring Stockholder to such Third Party shall be invalid.

               (f) If at the termination of the Tag-Along Notice Period (and any extension thereof) any Other Stockholder shall not have accepted the offer contained in the Third Party Notice, such Other Stockholder shall be deemed to have waived any and all of his or its rights under this Section 5.1 to Transfer his or its Company Securities to such Third Party on the terms specified in the Third Party Offer pursuant to that Third Party Notice but not pursuant to any subsequent Third Party Notice.

          Section 5.2 Drag-Along Rights.

               (a) If the Board approves a sale of the Company or substantially all of its assets to a Third Party (an "Approved Sale"), whether by way of merger, consolidation, sale of interests or assets, or otherwise (which decision, for avoidance of doubt, shall constitute a "Major Decision"), all Stockholders shall consent to and raise no objections against the Approved Sale, and if the Approved Sale is structured as (i) a merger or consolidation of the Company, or a sale of all or substantially all of the Company's assets, each Stockholder shall waive any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, or
(ii) a sale of Company Securities, the Stockholders shall agree to sell their Company Securities on the terms and conditions approved by the Board in accordance with the terms hereof. The Stockholders shall take all necessary and desirable actions approved by the Board in connection with the consummation of the Approved Sale, including the execution of such agreements and such instruments and other actions reasonably necessary (i) to provide the representations, warranties, indemnities, covenants, conditions, escrow agreements and other provisions and agreements relating to such Approved Sale, to the extent reasonably customary in similar transactions, and (ii) to effectuate the allocation and distribution of the aggregate consideration upon the Approved Sale as set forth below.

               (b) The obligations of the Stockholders pursuant to this Section
5.2 are subject to the following conditions:

                    (i) upon consummation of the Approved Sale, each Stockholder shall receive from the Approved Sale the same amount of consideration with respect to each of its Company Securities that all other holders of such Company Security shall receive with respect to such Company Security;

                    (ii) if any holder of a Company Security is given an option as to the form and amount of consideration to be received, all Stockholders will be given the same option;

                    (iii) no Stockholder shall be obligated to make any out-of-pocket expenditure prior to the consummation of the Approved Sale (excluding modest expenditures for postage, copies, etc.) and no Stockholder shall be obligated to pay more than his or its pro rata share (based upon the amount of consideration received) of reasonable expenses incurred in connection with a consummated Approved Sale to the extent such costs are incurred for the benefit of all Stockholders and are not otherwise paid by the Company or the acquiring party, provided that a Stockholder's liability for such expenses shall be capped at the total purchase price received by such Stockholder for his or its Company Securities; and

                    (iv) in the event that the Stockholders are required to provide any representations or indemnities in connection with the Approved Sale (other than representations and indemnities concerning each Stockholder's valid ownership of his or its Company Securities, free and clear of any and all Liens, each Stockholder's authority, power and right to enter into and consummate such purchase or merger agreement without violating any other agreement and other representations and indemnities which are individual to each Stockholder), then no Stockholder shall be liable for more than his or its pro rata share (based upon the Company Securities held and not the amount of consideration received) of any liability for misrepresentation or indemnity and such liability shall not exceed the total purchase price received by such Stockholder for his or its Company Securities.

          Section 5.3 Right of First Offer.

               (a) If a Stockholder proposes to Transfer (each, a "Proposed Transfer") any of its Company Securities (the "Offered Securities") to any Third Party, such Stockholder (the "Proposing Stockholder") shall submit a written notice (a "Notice of Proposed Transfer") to the other Stockholders (the "Remaining Stockholders") describing the material terms and conditions of the Proposed Transfer in reasonable detail, including, without limitation, the proposed purchase price (which shall be for cash only) (the "Offer Price").

               (b) Upon receipt of the Notice of Proposed Transfer, each of the Remaining Stockholders shall have the primary right, but not the obligation, for a period (the "Primary Option Period") of ten (10) Business Days following receipt of the Notice of Proposed Transfer, to elect to purchase at the Offer Price all of the Offered Securities on the same terms and conditions as are set forth in the Notice of Proposed Transfer. If, however, there is more than one Remaining Stockholder that desires to exercise its primary rights to purchase all of the Offered Securities and they do not agree on the number of such Offered Securities to be purchased by each within five (5) Business Days prior to the expiration of the Primary Option Period, then each such Remaining Stockholder shall be entitled to purchase such proportion of those Offered Securities equal to the proportion that the Company Securities owned by such Remaining Stockholder bears to the total amount of Company Securities held by all of the Stockholders desiring to purchase such Offered Securities. Each Remaining Stockholder shall also have a secondary right, on the same terms as are set forth in the Notice of Proposed Transfer, for a period of ten (10) Business Days from the expiration of the Primary Option Period, to purchase any or all of the remaining portion of the Offered Securities not purchased by any other Remaining Stockholder in the exercise of his or its primary right. If, however, there is more than one Remaining Stockholder desiring to exercise secondary rights to purchase any such remaining Offered Securities and they do not agree on the number of such Offered Securities to be purchased by each within five (5) Business Days from the expiration of the Primary Option Period, then each such Remaining Stockholder shall be entitled to purchase such proportion of those Offered Securities which remain undisposed of as the Company Securities owned by such Remaining Stockholder bears to the total Company Securities held by all of the Stockholders desiring to purchase such Offered Securities. The primary and secondary rights of the Remaining Stockholders set forth herein are exercisable in each case by delivery of one notice to the Company and the Proposing Stockholder (a "Notice of Exercise") within the time periods specified herein, which Notice of Exercise shall specify a time and place of closing, which closing shall occur not less than thirty (30) days and not more than sixty (60) days from the date of delivery of the Notice of Exercise.

               (c) In the event that the Remaining Stockholders exercise their rights to purchase all but not less than all of the Offered Securities in accordance with Section 5.3(b), then the Proposing Stockholder must sell the Offered Securities elected to be purchased by the Remaining Stockholders to such Remaining Stockholders at the closing specified in Section 5.3(b) hereof. The Proposing Stockholder shall notify each such Remaining Stockholder of the portion of Offered Securities to be sold to such Remaining Stockholders. At such closing, the Proposing Stockholder shall, and hereby covenants to, Transfer the Offered Securities to such Remaining Stockholders free and clear of any and all Liens against payment of the Offer Price in accordance with the notices specified in Sections 5.3 (a) and (b) hereof.

               (d) If (i) all notices required to be given pursuant to Sections
5.3 (a) and (b) hereof have been duly given and (ii) all of the Offered Securities are not purchased by the Remaining Stockholders in accordance with Sections 5.3(b) and (c) hereof, then the Proposing Stockholder shall have the right, for a period of ninety (90) days from the earlier of (i) the expiration of the last applicable option period pursuant to Section 5.3 (b) hereof with respect to such Notice of Proposed Transfer and (ii) the date on which such Proposing Stockholder receives notice from all of the Remaining Stockholders that they will not exercise the options granted pursuant to Sections 5.3 (b) and
(c) hereof to sell, subject to Section 5.1 hereof, to any Third Party the Offered Securities at a price not less than the Offer Price and on terms and conditions as favorable as offered to the Remaining Stockholders.

               (e) In the event that the Remaining Stockholders do not exercise their options to purchase all of the Offered Securities, and the Proposing Stockholder shall not have sold the Offered Securities as to which such options shall not have been exercised, to a Third Party for any reason before the expiration, as applicable, of the ninety (90)-day period described in Section 5.3(d) hereof, or such Proposing Stockholder withdraws the Notice of Proposed Transfer, then such Proposing Stockholder shall not give another Notice of Proposed Transfer pursuant to Section 5.3(a) hereof for a period of one hundred twenty (120) days from the last day of such ninety (90)-day period.

               (f) If any Stockholder does not purchase any of the Offered Securities under this Section 5.3 but wishes to sell Company Securities under
Section 5.1 hereof, such Stockholder must deliver a Tag-Along Notice pursuant to
Section 5.1(b) hereof simultaneously with declining such Stockholder's right to purchase under this Section 5.3 hereof.

                                   ARTICLE VI

                       REPRESENTATIONS OF EACH STOCKHOLDER

Each Stockholder hereby represents and warrants to each other Stockholder as follows:

          Section 6.1 Due Organization, Authorization. Such Stockholder is either (a) duly organized, validly existing and in good standing under the laws of its jurisdiction of organization or (b) a natural person that is competent and has legal capacity to execute, deliver and perform its obligations under this Agreement. The execution, delivery and performance by such Stockholder of this Agreement, if not a natural person, and the consummation by such Stockholder of the transactions contemplated hereby, have been duly authorized by all necessary corporate and other action on its part.

          Section 6.2 Enforceability, Etc. This Agreement has been duly executed and delivered by such Stockholder. This Agreement constitutes a legal, valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms, subject to any limitations imposed by bankruptcy, insolvency, or other laws of general application relating to enforcement of creditors' rights or general equity principles.

          Section 6.3 No Conflicts. The execution, delivery and performance of this Agreement by such Stockholder and the consummation by such Stockholder of the transactions contemplated hereby will not (a) result in a violation of, be in conflict with or constitute a default (with or without notice or lapse of time or both) under (i) any law applicable to such Stockholder or any of its assets, (ii) any provision of its organizational documents, if such Stockholder is not a natural person, (iii) any order or judgment of any court or other agency of government applicable to such Stockholder or any of its assets or (iv) any contractual restriction binding on or affecting such Stockholder or any of its assets or (b) result in the creation or imposition of any Lien upon any of such Stockholder's assets, including the shares of Common Stock.

          Section 6.4 Governmental Approvals. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, including under federal or state law or otherwise, is required to be obtained or made by or with respect to such Stockholder in connection with its execution and delivery of this Agreement or the consummation of the transactions contemplated hereby by such Stockholder (other than those which are not material).

          Section 6.5 Litigation. There is no lawsuit, claim, proceeding or investigation pending or threatened by or against such Stockholder or any of its properties, assets, operations, businesses or prospects, which relates to the transactions contemplated by this Agreement.

                                   ARTICLE VII

                                 INDEMNIFICATION

          Section 7.1 Indemnity. Subject to the provisions of Section 7.4 hereof, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Company, by reason of the fact that such Person is or was a Stockholder, officer, director, controlling person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as manager, director, officer, partner, shareholder, controlling person, employee, legal representative or agent of another limited liability company, partnership, corporation, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgment, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action, suit or proceeding if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to a criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful; provided, however, that this Section 7.1 shall not apply to any action, suit or proceeding to which a Stockholder is a party and which arises out of, or relates to, the Conveyance Agreement.

          Section 7.2 Indemnity for Actions by or in Right of the Company. In accordance with the provisions of Section 7.4 hereof, the Company shall indemnify any Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such Person is or was a Stockholder, Director, officer, controlling person, employee, legal representative or agent of the Company, or is or was serving at the request of the Company as manager, member, director, officer, partner, shareholder, controlling person, employee, legal representative or agent of another limited liability company, corporation, partnership, joint venture, trust or other enterprise, against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such Person in connection with the defense or settlement of the actions or suit if such person acted in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the Company; provided, however, that this Section 7.2 shall not apply to any action, suit or proceeding to which a Stockholder is a party and which arises out of, or relates to, the Conveyance Agreement.

          Section 7.3 Indemnity if Successful. The Company shall indemnify a Stockholder, officer, director, controlling person, employee, legal representative or agent of the Company against expenses, including attorneys' fees, actually and reasonably incurred by such party in connection with the defense of any action, suit or proceeding referred to in Sections 7.1 and 7.2 hereof or in defense of any claim, issue or matter therein, to the extent that such person or entity has been successful on the merits.

          Section 7.4 Expenses. Any indemnification under Sections 7.1 and 7.2 hereof, as well as the advance payment of expenses permitted under Section 7.5 hereof shall be made by the Company to the fullest extent permitted under the DGCL.

          Section 7.5 Advance Payment of Expenses. The expenses of the directors and Stockholders incurred in defending a civil or criminal action, suit or proceeding may be paid by the Company as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of the directors or Stockholders, as the case may be, to repay the amount if it is ultimately determined by a court of competent jurisdiction that such director or Stockholder is not entitled to be indemnified by the Company. The provisions of this subsection do not affect any rights to advancement of expenses to which personnel other than directors or Stockholders may be entitled under any contract or otherwise by law.

          Section 7.6 Other Arrangements. The indemnification and advancement of expenses authorized in or ordered by a court pursuant to this Article VII:

               (a) does not exclude any other rights to which a Person seeking indemnification or advancement of expenses may be entitled under the Organizational Documents or any agreement, vote of Stockholders entitled to vote or otherwise, for either an action in such Person's official capacity or an action in another capacity while holding office, except that indemnification, unless ordered by a court pursuant to Section 7.5 above, may not be made to or on behalf of any director or Stockholder if a final adjudication established that the acts or omissions involved intentional misconduct, fraud or a knowing violation of the law and was material to the cause of action; and

               (b) continues for a Person who has ceased to be a director, Stockholder, employee or agent and inures to the benefit of the heirs, executors and administrators of such a Person.

          Section 7.7 Additional Expenses. Except as otherwise provided in this Agreement, the Company will be responsible for all expenses related to its operation including, without limitation:

               (a) all expenses incurred by the Stockholders or their Affiliates in organizing the Company;

               (b) all expenses related to the business of the Company including, without limitation, administrative expenses of the Company, including the maintenance of books and records of the Company, the preparation and dispatch to the Stockholders of checks, financial reports, tax returns and notices required pursuant to this Agreement or in connection with the holding of any meetings of the Stockholders;

               (c) all expenses incurred by the officers and directors on behalf of the Company and the Stockholders;

               (d) all expenses incurred in connection with any indebtedness or guarantees of the Company or any proposed or definitive credit facility or other credit arrangement;

               (e) all expenses incurred in connection with any litigation or arbitration involving the Company (including the cost of any investigation and preparation) and the amount of any judgment or settlement paid in connection therewith;

               (f) all expenses for indemnity or contribution payable by the Company to any Person;

               (g) all expenses incurred in connection with the collection of amounts due to the Company from any Person;

               (h) all expenses incurred in connection with the preparation of amendments to this Agreement;

               (i) all expenses incurred in connection with the liquidation, dissolution and winding up of the Company; and

               (j) all expenses otherwise allocated in good faith to the Company by the Board.

                                  ARTICLE VIII

                                  MISCELLANEOUS

          Section 8.1 Headings. The headings in this Agreement are for convenience of reference only and shall not control or effect the meaning or construction of any provisions hereof.

          Section 8.2 Entire Agreement. This Agreement constitute the entire agreement and understanding of the parties hereto in respect of the subject matter contained herein, and there are no restrictions, promises, representations, warranties, covenants, conditions or undertakings with respect to the subject matter hereof, other than those expressly set forth or referred to herein. This Agreement supersedes all prior agreements and understandings between the parties hereto with respect to the subject matter hereof.

          Section 8.3 Further Actions; Cooperation. Each of the Stockholders agrees to use its reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to give effect to the transactions contemplated by this Agreement, including, without limitation, each Stockholder executing and delivering, or causing to be executed and delivered, customary agreements (including, without limitation, any agreement restricting the sale or other transfer of such Stockholder's Company Securities; provided such agreement places no greater restrictions on the sale or transfer of such Stockholder's Company Securities than are applicable to the Company Securities of the Fortress Stockholders) and take such other actions as an underwriter reasonably requests in connection with the Initial Public Offering.

          Section 8.4 Notices. All notices, requests, consents and other communications hereunder to any party shall be deemed to be sufficient if contained in a written instrument delivered in person or sent by telecopy, nationally recognized overnight courier or first class registered or certified mail, return receipt requested, postage prepaid, addressed to such party at the address set forth below or such other address as may hereafter be designated on the signature pages of this Agreement or in writing by such party to the other parties:

          (a)  If to the Company to:

                    Brookdale Senior Living Inc.
                    330 N. Wabash, Suite 1400
                    Chicago, IL 60611
                    Fax: (866) 326-9975
                    Attn: Deborah C. Paskin, Esq.

               with a copy (which shall not constitute notice) to:

                    Fortress Investment Group, LLC

                    1251 Avenue of the Americas, 16th Floor
                    New York, NY 10020
                    Fax: (212) 798-6122
                    Attn: Randal A. Nardone

                    and

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    4 Times Square
                    New York, NY 10036-6522
                    Fax: (212) 735-2000
                    Attn: Joseph A. Coco, Esq.

          (b)  If to any of the Fortress Stockholders, to:

                    c/o Fortress Investment Group, LLC
                    1251 Avenue of the Americas, 16th Floor
                    New York, NY 10020
                    Fax: (212) 798-6122
                    Attn: Randal A. Nardone

               with a copy (which shall not constitute notice) to:

                    Skadden, Arps, Slate, Meagher & Flom LLP
                    4 Times Square
                    New York, NY 10036-6522
                    Fax: (212) 735-2000
                    Attn: Joseph A. Coco, Esq.

          (c)  If to any of the HP Stockholders:

                    c/o Capital Z Management
                    54 Thompson Street
                    New York, New York 10012
                    Fax: (212) 965-2411
                    Attn: Mani A. Sadeghi and Joseph R. Tomei

               with a copy (which shall not constitute notice) to:

                    Weil, Gotshal & Manges LLP
                    767 Fifth Avenue
                    New York, New York 10153
                    Fax: (212) 310-8007
                    Attn: Douglas P. Warner, Esq.

All such notices, requests, consents and other communications shall be deemed to have been given or made if and when received (including by overnight courier) by the parties at the above addresses or sent by electronic transmission, with confirmation received, to the telecopy numbers specified above (or at such other address or telecopy number for a party as shall be specified by like notice). Any notice delivered by any party hereto to any other party hereto shall also be delivered to each other party hereto simultaneously with delivery to the first party receiving such notice.

          Section 8.5 Applicable Law. The substantive laws of the State of Delaware shall govern the interpretation, validity and performance of the terms of this Agreement, without regard to conflicts of law doctrines. THE PARTIES HERETO WAIVE THEIR RIGHT TO A JURY TRIAL WITH RESPECT TO DISPUTES HEREUNDER.

          Section 8.6 Severability. The invalidity, illegality or unenforceability of one or more of the provisions of this Agreement in any jurisdiction shall not affect the validity, legality or enforceability of the remainder of this Agreement, including any such provisions, in any other jurisdiction, it being intended that all rights and obligations of the parties hereunder shall be enforceable to the fullest extent permitted by law.

          Section 8.7 Successors and Assigns. Except as otherwise provided herein, all the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors and permitted assigns of the parties hereto. Prior to the Transfer by a Stockholder of Company Securities to a Permitted Transferee, the transferring Stockholder shall cause the transferee to execute an agreement on the same terms and conditions set forth herein, providing that such transferee shall be bound by and shall fully comply with the terms of this Agreement. No Stockholder may assign any of its rights hereunder to any Person other than a Permitted Transferee that has complied in all respects with the requirements of this Agreement.

          Section 8.8 Amendments. This Agreement may not be amended, modified or supplemented unless such amendment, modification or supplement is in writing and signed by each of the Stockholders.

          Section 8.9 Waiver. The failure of a party hereto at any time or times to require performance of any provision hereof shall in no manner affect its right at a later time to enforce the same. No waiver by a party of any condition or of any breach of any term, covenant, representation or warranty contained in this Agreement shall be effective unless in a writing signed by the party against whom the waiver is to be effective, and no waiver in any one or more instances shall be deemed to be a further or continuing waiver of any such condition or breach in other instances or a waiver of any other condition or breach of any other term, covenant, representation or warranty.

          Section 8.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same Agreement.

          Section 8.11 SUBMISSION TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT AND ANY ACTION FOR ENFORCEMENT OF ANY JUDGMENT IN RESPECT THEREOF MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND THE APPELLATE COURTS THEREOF. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS FOR NOTICES SET FORTH HEREIN. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT BROUGHT IN THE COURTS REFERRED TO ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

          Section 8.12 Injunctive Relief. Each party hereto acknowledges and agrees that a violation of any of the terms of this Agreement will cause the other parties irreparable injury for which an adequate remedy at law is not available. Therefore, the Stockholders agree that each party shall be entitled to, an injunction, restraining order, specific performance or other equitable relief from any court of competent jurisdiction, restraining any party from committing any violations of the provisions of this Agreement.

          Section 8.13 Recapitalizations, Exchanges, Etc. Affecting the shares of Common Stock; New Issuances. The provisions of this Agreement shall apply, to the full extent set forth herein with respect to Company Securities and to any and all equity or debt securities of the Company or any successor or assign of the Company (whether by merger, consolidation, sale of assets, or otherwise) which may be issued in respect of, in exchange for, or in substitution of, such Company Securities and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, reclassifications, recapitalizations, reorganizations and the like occurring after the date hereof.

          Section 8.14 Other Ventures. It is expressly agreed that the Stockholders and any Affiliates, officers, directors, managers, stockholders, partners or employees of such Stockholders, may engage in other business ventures of every nature and description, whether or not in competition with the Company, independently or with others, and neither the Company nor the Stockholders shall have any rights in and to any independent venture or activity or the income or profits derived therefrom.

          Section 8.15 Termination. This Agreement shall terminate and the terms of this Agreement shall be of no further force and effect upon the earliest to occur of the following: (i) the mutual consent of all of the parties hereto,
(ii) the consummation of the Initial Public Offering, (iii) solely with respect to the Fortress Stockholders, such time as the Fortress Stockholders and their respective Affiliates and Permitted Transferees cease to Beneficially Own any Company Securities, and (iv) solely with respect to the HP Stockholders, such time as the HP Stockholders and their respective Affiliates and Permitted Transferees cease to Beneficially Own any Company Securities; provided, however, that the provisions of Sections 3.1(e), 8.5, 8.11 and this Section 8.15 shall survive the termination of this Agreement.

                  [Remainder of page left blank intentionally]

          IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their respective officers thereunto duly as of the date first above written.

                                        BROOKDALE SENIOR LIVING INC.


                                        By: /s/ R. Stanley Young
                                            ------------------------------------
                                        Name: R. Stanley Young
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        FORTRESS BROOKDALE ACQUISITION LLC


                                        By: /s/ Randal A. Nardone
                                            ------------------------------------
                                        Name: Randal A. Nardone
                                              ----------------------------------
                                        Title:
                                               ---------------------------------


                                        FORTRESS INVESTMENT TRUST II


                                        By: /s/ Randal A. Nardone
                                            ------------------------------------
                                        Name: Randal A. Nardone
                                              ----------------------------------
                                        Title: Chief Operating Officer
                                               ---------------------------------


                                        HEALTH PARTNERS

                                        By: Capital Z Financial Services Fund
                                            II, L.P., its General Partner

                                        By: Capital Z Partners, L.P., its
                                            General Partner

                                        By: Capital Z Partners, Ltd, its
                                            General Partner


                                        By: /s/ Roland Burnardon
                                            ------------------------------------
                                        Name: Roland Burnardon
                                              ----------------------------------
                                        Title: CFO
                                               ---------------------------------

                                                                      SCHEDULE A

                        TERMS OF INITIAL PUBLIC OFFERING

1. Underwriting of Initial Public Offering shall be on a "firm commitment" basis.

2. After consummation of Initial Public Offering, the Common Stock shall be listed on the New York Stock Exchange or Nasdaq.

3. The equity value of all outstanding Common Stock immediately prior to the consummation of the Initial Public Offering shall aggregate at least $600 million, based on the gross per share price for the shares of Common Stock to be offered in the Initial Public Offering.

                                                                      SCHEDULE B

                      TERMS OF PROPOSED BORROWING FACILITY


                                        3